Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey - VP of Investor Relations

(314) 213-7277 / klowrey@escotechnologies.com

ESCO REPORTS THIRD QUARTER FISCAL 2024 RESULTS

- Q3 Orders increase 46% to $312 million / Book-to-Bill of 1.20x –

- Q3 Sales increase 5% to $261 million -

- Q3 GAAP EPS increases 5% to $1.13 -

- Q3 Adjusted EPS increases 6% to $1.16 -

ST. LOUIS, August 7, 2024 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the third quarter ended June 30, 2024 (Q3 2024).

Operating Highlights

●	Q3 2024 Sales increased $12.1 million (5 percent) to $260.8 million compared to $248.7 million in Q3 2023. Q3 organic sales increased $8.7 million (4 percent) and the MPE acquisition contributed $3.4 million (1 percent) of revenue in the quarter.

●	Q3 2024 GAAP EPS increased 5 percent to $1.13 per share compared to $1.08 per share in Q3 2023. Q3 2024 Adjusted EPS increased 6 percent to $1.16 per share compared to $1.09 per share in Q3 2023.

●	Q3 2024 Entered Orders increased $98.4 million (46 percent) compared to the prior year period to $311.7 million (book-to-bill of 1.20x), resulting in record ending backlog of $889 million.

●	Net cash provided by operating activities was $55 million YTD, an increase of $26 million compared to the prior year period.

●	Net debt (total borrowings less cash on hand) was $110 million, resulting in a 0.73x leverage ratio and $571 million in liquidity as of June 30, 2024.

Bryan Sayler, Chief Executive Officer and President, commented, “Q3 was highlighted by over $300 million in orders, with strength across all three segments. The increase was driven by large Navy orders, continuing strength in aerospace and electric utility orders, and importantly a rebound in both Test and renewables orders. Revenue grew 5 percent in the quarter and Adjusted EBITDA margin expanded by 60 basis points, driving a 6 percent increase in Adjusted EPS compared to the prior year quarter. Overall, it was a solid quarter as we continue to see favorable momentum across our aerospace, Navy and utility end markets.”

Segment Performance

Aerospace & Defense (A&D)

●	Sales increased $11.0 million (10.6 percent) to $114.5 million in Q3 2024 from $103.5 million in Q3 2023. Sales growth was driven by strength across Navy, commercial aerospace, and defense aerospace programs.

●	Q3 2024 EBIT decreased $0.3 million to $21.4 million from $21.7 million in Q3 2023. Adjusted EBIT decreased $0.2 million in Q3 2024 to $21.5 million (18.7 percent margin) from $21.7 million (20.9 percent margin) in Q3 2023. Profitability in the quarter was negatively impacted by margin erosion on space development programs at VACCO. Additionally, unfavorable revenue mix and inflationary pressures were offset by leverage on higher volume and price increases.

●	Entered Orders increased $65 million (79 percent) to $147 million in Q3 2024 compared to $82 million in Q3 2023. The increase was primarily driven by strength in Navy (Virginia Class Block V QARMS and Ejection System development), and a strong quarter for commercial and defense aerospace aftermarket orders. The orders in the quarter resulted in a segment book-to-bill of 1.28x and record ending backlog of $595 million.

Utility Solutions Group (USG)

●	Sales increased $0.3 million (0.3 percent) to $90.3 million in Q3 2024 from $90.0 million in Q3 2023. As expected, USG revenue growth moderated in Q3 after 13 percent growth in the first half of the year. Revenue grew sequentially and is up 8 percent Q3 YTD, which remains in line with our expectations for the year. Doble’s Q3 2024 sales increased by $0.4 million (0.5 percent), driven by higher services revenue offset by lower protection testing sales. NRG sales were flat compared to strong results in the prior year period.

●	EBIT increased $1.8 million (9 percent) in Q3 2024 to $22.2 million from $20.4 million in Q3 2023. Adjusted EBIT increased $1.7 million in Q3 2024 to $22.2 million (24.6 percent margin) from $20.5 million (22.8 percent margin) in Q3 2023. Margin improvement was driven by mix related to increased services revenue and price increases, partially offset by inflationary pressures.

●	Entered Orders increased $15 million (17 percent) to $100 million in Q3 2024. Doble orders increased $19 million (30 percent) on continuing strength in services and our lease pool business as utilities focus on keeping substations operational while coping with long lead times on new transformers. NRG’S orders were $19 million in the quarter. While down $4 million compared to the record prior year quarter, this represents the second highest orders quarter in NRG history and was in line with our expectations for a rebound in renewables orders as the market moves beyond last year’s elevated activity related to the initial Inflation Reduction Act spending. The segment book-to-bill was 1.11x in the quarter, resulting in ending backlog of $129 million.

RF Test & Measurement (Test)

●	Sales increased $0.8 million (1.3 percent) to $56.1 million in Q3 2024 from $55.3 million in Q3 2023. Organic sales decreased $2.6 million primarily related to lower wireless and US filters volume. This was more than offset by $3.4 million of revenue related to the MPE acquisition which was completed in Q1 2024. While Test’s revenues continue to be somewhat soft, they delivered significant sequential revenue growth of 19 percent in the quarter.

●	EBIT and Adjusted EBIT both increased $0.7 million in Q3 2024 to $9.3 million (16.6 percent margin) from $8.6 million (15.6 percent margin) in Q3 2023. Margin improvement was driven by higher margin MPE content, cost reduction actions and price increases, partially offset by inflationary pressures and mix related to lower wireless and US filters volume.

●	Entered Orders increased $19 million (41 percent) to $65 million in Q3 2024. The rebound in Test orders was primarily driven by the booking of a large industrial project and a strong quarter for US T&M orders. The segment book-to-bill was 1.16x in the quarter, resulting in ending backlog of $165 million.

SM&P Acquisition

As announced on July 8, 2024, ESCO has agreed to acquire the Signature Management & Power (SM&P) business of Ultra Maritime for a purchase price of $550 million. The required filings have been submitted and we are awaiting regulatory approval, with an anticipation of a Q1 fiscal 2025 closing. SM&P’s sole source product offerings will add significant scale to the ESCO Navy business, providing increased content on domestic Navy submarine and surface ship programs and expansion into vital UK and AUKUS navy platforms.

Business Outlook – 2024

Management’s expectation is for Q4 Adjusted EPS in the range of $1.38 to $1.48 (10 to 18 percent growth). This results in full year guidance in the range of $4.10 to $4.20 (11 to 14 percent growth), which represents ESCO’s third consecutive year of double-digit earnings growth. This outlook is based on sales in the range of $1.02 to $1.03 billion (7 to 8 percent annual growth) and excludes further profitability erosion on Space programs at VACCO, which could range from $5 to $7 million ($0.15 - $0.21) in Q4 2024.

VACCO Space Business Strategic Review

The Company is undertaking a process to review strategic alternatives for the Space business at VACCO. These alternatives could include, among others, possible joint ventures, strategic partnerships, or a sale of the business. The intent is to optimize ESCO’s portfolio of businesses and create value for ESCO shareholders. This decision was made as part of our continual strategic portfolio analysis, which is focused on positioning the Company to serve high-growth markets that have high margin potential. As we undertake this review, the Company remains committed to executing on our current Space programs and serving the needs of our customers.

There is no deadline or definitive timetable for completion of the strategic alternatives review process and there can be no assurance that this process will result in the Company pursuing a transaction or any other strategic outcome. ESCO does not intend to make any further public comment regarding the review of strategic alternatives for the Space business at VACCO until it has been completed or the Company determines that a disclosure is required or otherwise deemed appropriate.

Share Repurchase Program

During Q3 2024, the Company repurchased approximately 8,000 shares for $0.8 million.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on October 16, 2024 to stockholders of record on October 2, 2024.

Board of Directors

Effective August 1, 2024, the Company’s Board of Directors approved the addition of two independent directors, Penelope M. Conner and David A. Campbell, which shall become effective upon the requisite approval by the Federal Energy Regulatory Commission of such positions and satisfaction of any and all other regulatory requirements.

Ms. Conner was named to the Nominating and Corporate Governance Committee and Mr. Campbell was named to the Audit and Finance Committee of the Board of Directors, subject to and effective upon the commencement of their respective terms as directors.

Penelope M. Conner

With 38 years of experience in the electric and gas utility sector, since 2002 Ms. Conner has held executive positions with Eversource Energy (NYSE: ES), a utility holding company based in Medfield, Massachusetts, most recently (since 2021) as Eversource’s Executive Vice President, Customer Experience and Energy Strategy. She is currently responsible for ensuring that Eversource’s 4 million electric and gas customers experience high-quality customer service while driving Eversource’s energy strategy development and capital allocation throughout the enterprise. Prior to joining Eversource, Ms. Conner held positions of increasing responsibility from 1986 to 2002 at Tampa Electric Company and then Duke Energy Corporation, culminating in a position as Duke Energy’s General Manager for Process Integration.

Ms. Conner graduated from North Carolina State University in 1986 with a Bachelor of Science degree in Industrial Engineering, summa cum laude. She is a registered professional engineer in North and South Carolina.

David A. Campbell

Since 2021 Mr. Campbell has been the President and Chief Executive Officer and a Board Member of Evergy, Inc. (NASDAQ: EVRG), a public utility holding company incorporated in 2017 and headquartered in Kansas City, Missouri. He previously held executive positions at a number of electric and integrated energy companies in Texas as well as at an independent energy resource and investment company, following nine years (four as a partner) in the Dallas office of McKinsey & Company, a leading global management consulting firm providing strategic and operational counsel to top management of diverse global corporations and institutions.

Mr. Campbell holds degrees from Harvard Law School (J.D. degree magna cum laude, 1995), Oxford University (M.Phil. International Relations, 1992), and Yale University (B.A. summa cum laude with Distinction in History, 1990).

Conference Call

The Company will host a conference call today, August 7, at 4:00 p.m. Central Time, to discuss the Company’s Q3 2024 results. A live audio webcast and an accompanying slide presentation will be available in the Investor Center of ESCO’s website. For those unable to participate, a webcast replay will be available after the call in the Investor Center of ESCO’s website.

Forward-Looking Statements

Statements in this press release regarding Management’s intentions, expectations and guidance for fiscal 2024, including restructuring and cost reduction actions, sales, orders, revenues, margin, earnings, Adjusted EPS, and any other statements which are not strictly historical, are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and the following: the timing and outcome, if any, of the Company’s strategic alternatives review for the Space business at VACCO; the impacts of climate change and related regulation of greenhouse gases; the impacts of labor disputes, civil disorder, wars, elections, political changes, tariffs and trade disputes, terrorist activities, cyberattacks or natural disasters on the Company’s operations and those of the Company’s customers and suppliers; disruptions in manufacturing or delivery arrangements due to shortages or unavailability of materials or components or supply chain disruptions; inability to access work sites; the timing and content of future contract awards or customer orders; the timely appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; weakening of economic conditions in served markets; the success of the Company’s competitors; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties or data breaches; the availability of acquisitions; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; material changes in the costs and availability of certain raw materials; material changes in the cost of credit; changes in laws and regulations including but not limited to changes in accounting standards and taxation; changes in interest, inflation and employment rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration and performance of acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBIT” and “Adjusted EBITDA” as excluding the net impact of the items described in the attached Reconciliation of Non-GAAP Financial Measures, and “Adjusted EPS” as GAAP earnings per share excluding the net impact of the items described and reconciled in the attached Reconciliation of Non-GAAP Financial Measures.

EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation, and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO is a global provider of highly engineered products and solutions serving diverse end-markets. It manufactures filtration and fluid control products for the aviation, Navy, space, and process markets worldwide and composite-based products and solutions for Navy, defense, and industrial customers. ESCO is an industry leader in designing and manufacturing RF test and measurement products and systems; and provides diagnostic instruments, software and services to industrial power users and the electric utility and renewable energy industries. Headquartered in St. Louis, Missouri, ESCO and its subsidiaries have offices and manufacturing facilities worldwide. For more information on ESCO and its subsidiaries, visit the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Three Months Ended June 30, 2024		Three Months Ended June 30, 2023
Net Sales	$260,783		248,749
Cost and Expenses:
Cost of sales	157,435		147,274
Selling, general and administrative expenses	54,955		55,376
Amortization of intangible assets	8,145		7,132
Interest expense	3,335		2,495
Other expenses (income), net	(259)		966
Total costs and expenses	223,611		213,243

Earnings before income taxes	37,172		35,506
Income tax expense	7,942		7,563

Net earnings	$29,230		27,943

Earnings Per Share (EPS)

Diluted - GAAP	$1.13		1.08

Diluted - As Adjusted Basis	$1.16	(1)	1.09	(2)

Diluted average common shares O/S:	25,840		25,827

(1)	Q3 2024 Adjusted EPS excludes $0.03 per share of after-tax charges consisting mainly of: $0.02 of Corporate acquisition related costs and $0.01 of restructuring charges (primarily severance) within the A&D and USG segments.

(2)	Q3 2023 Adjusted EPS excludes $0.01 per share of after-tax charges consisting mainly of Corporate acquisition related costs.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Nine Months Ended June 30, 2024		Nine Months Ended June 30, 2023
Net Sales	$728,226		683,386
Cost and Expenses:
Cost of sales	443,933		415,953
Selling, general and administrative expenses	164,020		160,555
Amortization of intangible assets	24,585		21,023
Interest expense	9,228		6,422
Other expenses (income), net	613		1,678
Total costs and expenses	642,379		605,631

Earnings before income taxes	85,847		77,755
Income tax expense	18,229		17,207

Net earnings	$67,618		60,548

Earnings Per Share (EPS)

Diluted - GAAP	$2.62		2.34

Diluted - As Adjusted Basis	$2.72	(1)	2.45	(2)

Diluted average common shares O/S:	25,844		25,890

(1)	YTD Q3 2024 Adjusted EPS excludes $0.10 per share of after-tax charges consisting of: $0.04 of MPE acquisition backlog and inventory step-up charges, $0.03 of restructuring charges (primarily severance) within the Test, A&D and USG segments, and $0.03 of Corporate acquisition related costs.

(2)	YTD Q3 2023 Adjusted EPS excludes $0.11 per share of after-tax charges consisting of: $0.06 of executive management transition costs at Corporate, $0.02 of CMT acquisition inventory step-up charges, $0.02 of restructuring charges within the A&D segment, and $0.01 of Corporate acquisition related costs.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q3 2024	Q3 2023	Q3 2024	Q3 2023
Net Sales
Aerospace & Defense	$114,450	103,469	114,450	103,469
USG	90,277	89,966	90,277	89,966
Test	56,056	55,314	56,056	55,314
Totals	$260,783	248,749	260,783	248,749

EBIT
Aerospace & Defense	$21,356	21,665	21,444	21,665
USG	22,155	20,351	22,230	20,481
Test	9,292	8,643	9,297	8,643
Corporate	(12,296)	(12,658)	(11,566)	(12,438)
Consolidated EBIT	40,507	38,001	41,405	38,351
Less: Interest expense	(3,335)	(2,495)	(3,335)	(2,495)
Less: Income tax expense	(7,942)	(7,563)	(8,149)	(7,643)
Net earnings	$29,230	27,943	29,921	28,213

Note 1: Adjusted net earnings were $29.9 million in Q3 2024 which excludes $0.03 per share of after-tax charges consisting mainly of $0.02 of Corporate acquisition related costs and $0.01 of restructuring charges (primarily severance) within the A&D and USG segments.

Note 2: Adjusted net earnings were $28.2 million in Q3 2023 which excludes $0.01 per share of after-tax charges consisting mainly of Corporate acquisition related costs.

EBITDA Reconciliation to Net earnings:

			Q3 2024 -	Q3 2023 -
	Q3 2024	Q3 2023	As Adjusted	As Adjusted
Consolidated EBITDA	$54,310	50,790	55,208	51,140
Less: Depr & Amort	(13,803)	(12,789)	(13,803)	(12,789)
Consolidated EBIT	40,507	38,001	41,405	38,351
Less: Interest expense	(3,335)	(2,495)	(3,335)	(2,495)
Less: Income tax expense	(7,942)	(7,563)	(8,149)	(7,643)
Net earnings	$29,230	27,943	29,921	28,213

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	YTD	YTD	YTD	YTD
	Q3 2024	Q3 2023	Q3 2024	Q3 2023
Net Sales
Aerospace & Defense	$323,884	285,434	323,884	285,434
USG	260,570	240,172	260,570	240,172
Test	143,772	157,780	143,772	157,780
Totals	$728,226	683,386	728,226	683,386

EBIT
Aerospace & Defense	$61,396	52,996	61,747	53,995
USG	57,355	50,543	57,550	50,673
Test	16,614	21,280	17,095	21,280
Corporate	(40,290)	(40,642)	(38,124)	(38,129)
Consolidated EBIT	95,075	84,177	98,268	87,819
Less: Interest expense	(9,228)	(6,422)	(9,228)	(6,422)
Less: Income tax expense	(18,229)	(17,207)	(18,963)	(18,045)
Net earnings	$67,618	60,548	70,077	63,352

Note 1: Adjusted net earnings were $70.1 million in YTD Q3 2024 which excludes $0.10 per share of after-tax charges consisting of $0.04 of MPE acquisition backlog and inventory step-up charges, $0.03 of restructuring charges (primarily severance) within the Test, A&D and USG segments, and $0.03 of Corporate acquisition related costs.

Note 2: Adjusted net earnings were $63.4 million in YTD Q3 2023 which excludes $0.11 per share of after-tax charges consisting of $0.06 of executive management transition costs at Corporate, $0.02 of CMT acquisition inventory step-up charges, $0.02 of restructuring charges within the A&D segment, and $0.01 of Corporate acquisition related costs.

EBITDA Reconciliation to Net earnings:

			YTD	YTD
	YTD	YTD	Q3 2024 -	Q3 2023 -
	Q3 2024	Q3 2023	As Adjusted	As Adjusted
Consolidated EBITDA	$136,433	121,876	138,790	125,518
Less: Depr & Amort	(41,358)	(37,699)	(40,522)	(37,699)
Consolidated EBIT	95,075	84,177	98,268	87,819
Less: Interest expense	(9,228)	(6,422)	(9,228)	(6,422)
Less: Income tax expense	(18,229)	(17,207)	(18,963)	(18,045)
Net earnings	$67,618	60,548	70,077	63,352

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30, 2024	September 30, 2023
Assets
Cash and cash equivalents	$63,042	41,866
Accounts receivable, net	213,592	198,557
Contract assets	134,637	138,633
Inventories	219,312	184,067
Other current assets	22,312	17,972
Total current assets	652,895	581,095
Property, plant and equipment, net	164,749	155,484
Intangible assets, net	408,981	392,124
Goodwill	535,372	503,177
Operating lease assets	37,716	39,839
Other assets	11,342	11,495
	$1,811,055	1,683,214

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	83,411	86,973
Contract liabilities	113,653	112,277
Other current liabilities	94,143	95,401
Total current liabilities	311,207	314,651
Deferred tax liabilities	77,570	75,531
Non-current operating lease liabilities	35,148	36,554
Other liabilities	40,444	43,336
Long-term debt	153,000	82,000
Shareholders' equity	1,193,686	1,131,142
	$1,811,055	1,683,214

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine Months Ended June 30, 2024	Nine Months Ended June 30, 2023
Cash flows from operating activities:
Net earnings	$67,618	60,548
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	41,358	37,699
Stock compensation expense	6,369	7,007
Changes in assets and liabilities	(53,839)	(72,346)
Effect of deferred taxes	(6,052)	(3,706)
Net cash provided by operating activities	55,454	29,202

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(56,383)	(17,694)
Capital expenditures	(24,949)	(16,993)
Additions to capitalized software	(8,556)	(9,263)
Net cash used by investing activities	(89,888)	(43,950)

Cash flows from financing activities:
Proceeds from long-term debt	193,000	88,000
Principal payments on long-term debt and short-term borrowings	(122,000)	(93,000)
Dividends paid	(6,185)	(6,189)
Purchases of common stock into treasury	(7,998)	(12,401)
Other	(1,516)	(2,557)
Net cash provided (used) by financing activities	55,301	(26,147)

Effect of exchange rate changes on cash and cash equivalents	309	(777)

Net increase (decrease) in cash and cash equivalents	21,176	(41,672)
Cash and cash equivalents, beginning of period	41,866	97,724
Cash and cash equivalents, end of period	$63,042	56,052

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)

(Dollars in thousands)

Backlog And Entered Orders - Q3 2024	A&D	USG	Test	Total
Beginning Backlog - 4/1/24	$562,302	119,155	156,254	837,711
Entered Orders	146,890	100,012	64,829	311,731
Sales	(114,450)	(90,277)	(56,056)	(260,783)
Ending Backlog - 6/30/24	$594,742	128,890	165,027	888,659

Backlog And Entered Orders - YTD Q3 2024	A&D	USG	Test	Total
Beginning Backlog - 10/1/23	$484,069	133,459	154,834	772,362
Entered Orders	434,557	256,001	153,965	844,523
Sales	(323,884)	(260,570)	(143,772)	(728,226)
Ending Backlog - 6/30/24	$594,742	128,890	165,027	888,659

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q3 2024
EPS – GAAP Basis – Q3 2024	$1.13
Adjustments (defined below)	0.03
EPS – As Adjusted Basis – Q3 2024	$1.16

Adjustments exclude $0.03 per share consisting mainly of Corporate acquisition related costs  and restructuring charges (primarily severance) in the third quarter of 2024.

The $0.03 of EPS adjustments per share consists of $898K of pre-tax charges offset by $207K of tax benefit for net impact of $691K.

EPS – Adjusted Basis Reconciliation – YTD Q3 2024
EPS – GAAP Basis – YTD Q3 2024	$2.62
Adjustments (defined below)	0.10
EPS – As Adjusted Basis – YTD Q3 2024	$2.72

Adjustments exclude $0.10 per share consisting of MPE acquisition backlog and inventory step-up charges, restructuring charges (primarily severance) within the Test, A&D and USG segments, and Corporate acquisition related costs.

The $0.10 of EPS adjustments per share consists of $3,193K of pre-tax charges offset by $734K of tax benefit for net impact of $2,459K.

EPS – Adjusted Basis Reconciliation – Q3 2023
EPS – GAAP Basis – Q3 2023	$1.08
Adjustments (defined below)	0.01
EPS – As Adjusted Basis – Q3 2023	$1.09

Adjustments exclude $0.01 per share consisting mainly of Corporate acquisition related costs in the third quarter of 2023.

The $0.01 of EPS adjustments per share consists of $350K of pre-tax charges offset by $80K of tax benefit for net impact of $270K.

EPS – Adjusted Basis Reconciliation – YTD Q3 2023
EPS – GAAP Basis – YTD Q3 2023	$2.34
Adjustments (defined below)	0.11
EPS – As Adjusted Basis – YTD Q3 2023	$2.45

Adjustments exclude $0.11 per share consisting of executive management transition costs at Corporate, CMT acquisition inventory step-up charges and restructuring charges within the A&D segment, and Corporate acquisition costs in the first nine months of 2023.

The $0.11 of EPS adjustments per share consists of $3,642K of pre-tax charges offset by $838K of tax benefit for net impact of $2,804K.